Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 26, 2006, accompanying the consolidated financial statements and schedule of Halifax Corporation and subsidiaries, appearing in the 2006 Annual Report of the Company to its shareholders on Form 10-K for the year ended March 31, 2006, which are incorporated by reference in Amendment No. 1 of this Registration Statement. We consent to the incorporation by reference of said report in Amendment No. 1 to Registration Statement, and to the use of our name as it appears under the caption “Experts”.
     /s/ Grant Thornton LLP
Vienna, VA
July 28, 2006